Exhibit 99.1

Contact:	Norman C. Chambers
Chairman, President and Chief Executive Officer
(281) 897-7788

NCI BUILDING SYSTEMS COMPLETES THE
ACQUISITION OF METL-SPAN LLC

-- Completes Refinancing of New $250 Million Term Loan --

HOUSTON (June 22, 2012) - NCI Building Systems, Inc. (NYSE: NCS) today announced that it has completed the previously announced acquisition of Metl-Span LLC (“Metl-Span”) for $145 million in cash. Metl-Span manufactures energy-efficient and cost-effective insulated metal wall and roof panels for the commercial and industrial and Cold Storage segments of the nonresidential buildings product market. For the trailing four quarters ended March 31, 2012, Metl-Span had estimated revenues of $171.5 million. Metl-Span’s operations will become part of NCI’s components business unit.

“Metl-Span serves the Commercial and Industrial and Cold Storage segments of the nonresidential building products market with energy-efficient and cost-effective insulated metal wall and roof panels. With millions of square feet installed in North America and other parts of the world, Metl-Span is a recognized leader in the advancement of insulated panel technology for over forty years. Metl-Span operates five manufacturing facilities in the United States serving the nonresidential building products market.”

“This transaction has expanded our manufacturing footprint and customer base in the high-growth insulated metal panel sector and has reinforced NCI’s position as a leading fully-integrated supplier to the nonresidential building products industry,” commented Norman C. Chambers, NCI’s Chairman, President and Chief Executive Officer. “Customer response has been very positive. We expect the expanded revenues and increased economies of scale resulting from the acquisition to have an accretive impact on earnings for our fiscal 2012 and beyond, excluding transaction related expenses.”

10943 N. Sam Houston Parkway W Houston, TX 77064

P.O. Box 692055 Houston, TX 77269

“Metl-Span has approximately 330 full-time employees, and its products are sold through a national network of exclusive manufacturer’s representative organizations. Metl-Span’s dedicated employees and manufacturer’s representatives have played an integral role in making Metl-Span a leader in the development of insulated metal panels in North America, and we are very excited to welcome them to the NCI family,” concluded Mr. Chambers.

Simultaneously with the closing of the Metl-Span acquisition, NCI announced that it completed the refinancing of its existing term loan with a $250.0 million senior secured credit facility. Proceeds from the new term loan facility will be used, together with approximately $40 million of cash on hand to finance the acquisition, the repayment of the existing term loan facility and the fees and expenses related to the acquisition and refinancing.

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as "believe," "guidance," "potential," “anticipate,” “plan,” "expect," "should," "will," "forecast" or similar expressions are intended to identify forward-looking statements in this press release. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, our ability to integrate Metl-Span LLC with our business or to realize the anticipated benefits of the acquisition of Metl-Span (the “Acquisition”), industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt, including additional debt to finance the Acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the building materials and/or construction industries; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company's stock price. See also the risk factors in the Company's Annual Report on Form 10-K for the fiscal year ended October 30, 2011 and subsequent Quarterly Reports on Form 10-Q, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

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